Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES PLAN TO DIVEST TEXAS HEAVY CIVIL
BUSINESS UNIT

Dallas, TX – October 11, 2016 – Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced its Board of Directors has authorized a plan to offer for sale its Texas Heavy Civil unit, which operates as a division of James Construction Group (“JCG”), part of Primoris’ East Construction Services segment.  Primoris will continue to operate the division while actively seeking a buyer and has engaged a financial advisor to assist in the sale.

David King, President and Chief Executive Officer of Primoris, commented, “We have been disappointed with the financial performance of the division for the past two years, but we believed that there were significant opportunities to increase our operating results both for our current projects and the potential new projects in the growing market.  After a comprehensive review of the strategic options for our Texas Heavy Civil unit, we concluded that while there is a sizeable opportunity for the right operator in the Texas market, this market is distinct enough from our core business that its value might be best maximized outside the Company.  We believe that by focusing JCG management on the Louisiana and Gulf Coast heavy civil markets, where our strong team has consistently produced positive results, we can best improve our shareholder value.”

The Company expects to record a charge for the divestiture in the third quarter of 2016.  This charge anticipates that as part of the divestiture, the expected profitability of current construction projects will be reduced.  This expected reduction would include a reduction of costs and estimated earnings in excess of billings and an increase to the reserve for anticipated job losses.  Primoris also needs to complete its analysis of the fair value of the assets that will be part of the divestiture. Based on its initial estimates, Primoris expects that the divestiture will result in a pre-tax charge of $35 to $40 million for the quarter.  This initial estimate of the charge is preliminary, and the actual amount that will be recorded may vary from the initial estimates.

In addition, Primoris believes that the divestiture will require an analysis of the goodwill amount recorded on the JCG books, and that this analysis will result in an impairment of that goodwill.  Based on its initial review, the Company anticipates recording a non-cash goodwill impairment charge of $8 to $10 million on a pre-tax basis.  The initial calculations are preliminary, and the final goodwill impairment charge may vary from the initial estimates.

There can be no assurance that the sale process will result in any transaction, nor that any transaction, if pursued, will be consummated.  Primoris expects to provide additional details during its third quarter earnings call in early November 2016.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2015, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Kate Tholking

Director of Investor Relations

(214) 740-5615

ktholking@prim.com